Exhibit 4.1

Amendment #3 to Chiquita Brands International, Inc.

Common Stock Warrant Agreement

This Amendment #3 to the Chiquita Brands International, Inc. Common Stock Warrant Agreement (the “Amendment”) is made as of September 21, 2007 by and between Chiquita Brands International, Inc., a New Jersey corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”). Any capitalized terms not defined herein shall have the meaning set forth in the Chiquita Brands International, Inc. Common Stock Warrant Agreement (the “Agreement”) dated as of March 19, 2002 by and between the Company and American Security Transfer Company Limited Partnership, as amended June 24, 2005, and as further amended March 27, 2006.

WHEREAS, the Company and Wells Fargo desire to amend the Agreement to provide that the warrants may be held in un-certificated book-entry form on the books of the transfer agent (the “Transfer Agent”) for the Company’s outstanding securities.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment, the parties hereby agree as follows:

1. A new Section 1.6 is hereby added to the Agreement, which section shall state the following:

Section 1.6 Book-Entry Warrants. Any Warrant Certificate issued pursuant to this Agreement may be issued through the Direct Registration System as a book-entry on the Company’s records, as maintained by the Transfer Agent. Any such Warrant Certificate issued through the Direct Registration System shall be subject to the same terms and conditions of this Agreement as a Warrant Certificate registered in any other manner.

2. The definition “Warrant Certificates” appearing in Article VII of the Agreement shall be amended in its entirety to state the following:

“Warrant Certificates” shall have the meaning provided in the preamble, and may be evidenced by book-entry statements, transaction advices or any other evidence of issuance and registration through the Direct Registration System on the Company’s records as maintained by the Transfer Agent.

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IN WITNESS WHEREOF, the Company and Wells Fargo have caused this Amendment to he signed by their respective duly authorized officers, and the same to be attested by their respective Secretaries or one of their respective Assistant Secretaries, all as of the day and year first written above.

CHIQUITA BRANDS INTERNATIONAL, INC.

By:	/s/ James E. Thompson
Name:	James E. Thompson
Title:	Senior Vice President, General Counsel and Secretary

Attest:

/s/ Barbara M. Howland
Name:	Barbara M. Howland
Title:	Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Peggy Sime
Name:	Peggy Sime
Title:	Assistant Vice President

Attest:

/s/ Cindy Gesme
Name:	Cindy Gesme
Title:	Assistant Vice President